Exhibit 10.6

March 5, 2024

Zachary D. Hornby

Re:	Amended and Restated Employment Offer Letter

Dear Zach:

You are currently a party to an employment offer letter with Boundless Bio, Inc. (the “Company”) dated January 1, 2020 (the “Prior Agreement”). You and the Company hereby agree to amend and restate the Prior Agreement to memorialize the terms of your continued employment with the Company, as provided in this amended and restated employment letter agreement (this “Amended Agreement”), effective as of the date on which the Company consummates its initial public offering (“IPO”). In the event the IPO does not occur, this Amended Agreement shall not become effective and the Prior Agreement shall continue in full force and effect.

• DUTIES. You will continue to serve as the Company’s Chief Executive Officer and perform such duties as are customarily associated with such position and such other duties as are assigned to you by the Company’s Board of Directors (the “Board”). You will continue to report to the Board. This is an exempt position. You have been appointed to the Board to serve until your resignation or removal in accordance with the organizational documents of the Company.

• EXCLUSIVE SERVICES. You shall perform your services on a full-time basis at the Company’s headquarters and devote your full working time and attention to the business affairs of the Company and its affiliates. Subject to the terms of the Company’s form of Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, or (c) serving on up to one outside board with the approval of the Board, provided such activities do not interfere with your duties to the Company, as determined in good faith by the Board.

• COMPENSATION. Your compensation will be as follows:

•	BASE SALARY. From and after the IPO, you will receive an annual base salary of $620,000 for all hours worked, to be paid in accordance with the Company’s customary payroll procedures.

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ANNUAL BONUS. You will be eligible to earn an annual performance bonus under the Company’s annual bonus plan, subject to the terms and conditions of such plan, and your bonus target will be equal to 55% of your base salary. Except as provided in the Severance Plan (as defined below), you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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EQUITY AWARDS. You will be eligible to receive stock options to purchase shares of the Company’s common stock and other equity awards covering shares of the Company’s common stock subject to the approval of the Board or its compensation committee and the terms and conditions of the Company’s 2024 Incentive Award Plan (or the Company’s other stock option and equity award plans or agreements, as in effect from time to time) and an award agreement thereunder.

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BENEFITS. You will continue to be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will be entitled to paid time off and all holidays in accordance with Company policy. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

• EXPENSES. You will continue to be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

• SEVERANCE. Any rights to payments or benefits you may have in connection with any termination of employment will be governed by and no less favorable than those in effect as of the closing of the Company’s IPO under the Company’s Severance and Change in Control Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Amended Agreement, you acknowledge your designation as a Tier 1 Covered Employee (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7.2 of the Severance Plan, and your Participation Agreement with respect to your participation in the Severance Plan (the “Participation Agreement”) (in each case, which apply regardless of whether you receive any payments or benefits under the Severance Plan). A copy of your Participation Agreement is attached to this Amended Agreement.

• SECTION 409A. To the extent applicable, this Amended Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Amended Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Amended Agreement shall be interpreted to be in compliance with such intention. Any reimbursement of expenses or in-kind benefits payable under this Amended Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

• COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. You have previously executed and agree to continue to abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of your employment with the Company and the termination of this Amended Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

• OTHER PROTECTIONS. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this Amended Agreement or the Proprietary Information and Inventions Agreement shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

• OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

• AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will” at all times, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined in the Severance Plan). Any contrary representations that may have been made to you are superseded by this Amended Agreement. This Amended Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

• DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Amended Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California) (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and you shall each bear its or your own expenses, such as attorneys’ fees, costs and disbursements. Nothing herein shall prevent the Company or you from seeking a statutory award of reasonable attorneys’ fees and costs. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Amended Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial. You further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

• SEVERABILITY. Whenever possible, each provision of this Amended Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amended Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

• SUCCESSORS AND ASSIGNS. This Amended Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

• ENTIRE AGREEMENT. This Amended Agreement, the Proprietary Information and Inventions Agreement, and the Participation Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein, including, without limitation, the Prior Agreement. This Amended Agreement, the Proprietary Information and Inventions Agreement, and the Participation Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Amended Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

• INDEMNIFICATION. You are entitled to indemnification in accordance with the Company’s bylaws, charter, other organizational documents and applicable law. You are covered as an insured under any contract of directors and officers liability insurance. This paragraph shall survive any termination of your employment or of this Amended Agreement with respect to all of your acts and omissions to act occurring during your employment.

• GOVERNING LAW. This Amended Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

If you choose to accept this Amended Agreement under the terms described above, please acknowledge your acceptance of by returning a signed copy of this Amended Agreement to our attention.

Sincerely,

Boundless Bio, Inc.

/s/ Jonathan Lim, M.D.
Name: Jonathan Lim, M.D.
Title: Chairman

Agreed and Accepted:

I have read and understood this Amended Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me in connection with this Amended Agreement except as specifically set forth herein.

/s/ Zachary D. Hornby	Date: March 5, 2024
Zachary D. Hornby

Attachments:	Proprietary Information and Inventions Agreement
Participation Agreement